EXHIBIT 99

SP Plus Corporation Announces First Quarter 2019 Results

Strong start with robust gross profit growth; Affirms full-year 2019 guidance on all measures

CHICAGO, May 01, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading provider of parking, ground transportation, baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America, today announced its first quarter 2019 results.

G Marc Baumann, Chief Executive Officer, stated, “We are very pleased that 2019 is off to a strong start.  Overall gross profit, including the results from the acquired Bags business, increased by 35% over the first quarter of last year.  Organic gross profit, excluding the Bags results, increased 10% over the first quarter of last year, and benefitted from a favorable lease contract modification that was not expected to occur until later this year as well as the non-recurrence of a 2018 non-cash write-off.  Our other key measures, such as EBITDA, EPS and free cash flow, all met or exceeded our expectations for the first quarter.  Although it’s still early in the year, our performance in the first quarter gives us the confidence to affirm our full-year 2019 guidance on all previously provided measures.”

Mr. Baumann continued, “As we move forward, our primary focus continues to be driving growth in new business, leveraging cross-selling opportunities with Bags, and maintaining our disciplined focus on safety.  On the new business front, we are making excellent progress deepening our national relationships with asset owners and managers.  We’ve also had success capitalizing on Bags cross-selling opportunities and recently won two new deals by leveraging our respective client relationships.  Overall, we remain highly energized and excited about the opportunities that lie ahead.”

Financial Summary

In millions except per share	Three Months Ended March 31, 2019		Three Months Ended March 31, 2018
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$53.2	$53.2	$39.4	$39.4
General and administrative expenses (2)	$27.1	$26.2	$22.3	$21.0
Net income attributable to SP Plus(2)	$10.6	$13.6	$15.3	$9.8
Earnings per share (EPS) (2)	$0.47	$0.60	$0.68	$0.43
EBITDA (1),(2)	$25.7	$26.7	$16.6	$17.9
Net cash (used in) operating activities	($6.9)	NA	($1.6)	NA
Free cash flow (1)	($10.6)	NA	($5.6)	NA

(1) Refer to the disclosure regarding use of non-GAAP financial measures and the accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, acquisition and integration costs, including costs incurred to evaluate potential acquisitions, (b) non-routine settlements, (c) the amortization of acquired intangible assets, (d) the net impact of non-routine asset sales or dispositions, (e) the net loss or gains and the financial results related to sold businesses, (f) the equity in income or losses from investment in unconsolidated entities, and (g) non-routine tax items.  Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

First Quarter Operating Results

Reported and adjusted gross profit in the first quarter of 2019 was $53.2 million, compared to $39.4 million in the same quarter of 2018, an increase of $13.8 million or 35%.  The year-over-year increase in reported and adjusted gross profit was due to both the Bags acquisition in the fourth quarter of 2018 as well as strong organic growth of 10%.  Growth in organic gross profit benefitted from the non-recurrence of a first quarter 2018 non-cash write-off of $1.7 million related to an early lease termination and from the timing of a first quarter 2019 lease contract modification that was not expected to occur until later in the year.

Reported general and administrative (“G&A”) expenses for the first quarter of 2019 were $27.1 million as compared to $22.3 million in the same period of 2018, an increase of $4.8 million or 22%.  Adjusted G&A expenses for the first quarter of 2019 were $26.2 million, an increase of $5.2 million from the first quarter of 2018. In addition to the adjusted G&A associated with the acquired Bags business, adjusted G&A was higher than last year due primarily to higher compensation and benefit costs, including costs associated with the Company’s performance-based compensation program.

Reported net income attributable to SP Plus, including the results of the acquired Bags business, was $10.6 million in the first quarter of 2019 as compared to $15.3 million in the same period of 2018, which had included the net gain from the sale of a joint venture interest in Parkmobile.  Adjusted EBITDA increased by $8.8 million, or 49%, to $26.7 million for the first quarter of 2019, compared to $17.9 million on the same basis for the first quarter of 2018, due to the same factors that affected adjusted gross profit and adjusted G&A.

Reported earnings per share for the first quarter of 2019 was $0.47, as compared to $0.68 for the same period of 2018, with $0.33 of the decrease attributable to the net gain from the first quarter 2018 sale of a joint venture interest in Parkmobile.  Adjusted earnings per share was $0.60 for the first quarter of 2019, an increase of $0.17 per share, or 40%, compared to adjusted earnings per share of $0.43 for the first quarter of 2018.  As a reminder, adjusted earnings per share for both periods exclude amortization of all recognized intangible assets from completed acquisitions.  Higher 2019 operating income, driven by the Bags acquisition as well as by strong organic growth, was partially offset by higher interest expense on debt used to fund the Bags acquisition.

Net cash of $6.9 million was used in first quarter 2019 operating activities, and resulting free cash flow was negative $10.6 million for the quarter as compared to negative free cash flow of $5.6 million in the first quarter of 2018.  As a reminder, the first quarter of the calendar year is generally the low point for free cash flow generation for the Company.  In addition, as previously indicated, the fourth quarter of 2018 benefitted from favorable working capital positions that reverted back to normal levels during the first quarter of 2019, as expected.  Given the results of the first quarter, the Company affirms its full-year free cash flow outlook.

Recent Developments

As of March 31, 2019, $9.8 million has been utilized under the $30 million stock repurchase plan authorized by the Company’s Board of Directors in May 2016, with the repurchase of $2.3 million occurring during the first quarter of 2019.  There remained $20.2 million under the authorization as of March 31, 2019.

Recent new business activity highlights include:

  Bags’ Aviation Services Group was awarded the wheelchair services contract at Cleveland Hopkins International Airport.  SP+ has had a relationship with Cleveland Hopkins since the 1950’s.

  Bags’ Aviation Services Group was awarded a contract to provide on-board airline check-in services for Norwegian Cruise Lines at the Port of New Orleans serving passengers traveling through the Louis Armstrong New Orleans International Airport.

  SP+ Transportation was awarded a contract by the Greater Orlando Aviation Authority (GOAA) to provide shuttle bus management services at Orlando International Airport, comprised of 42 busses serving both public and employee parking lots.  This adds to the suite of services currently being provided at the airport by Bags.

  SP+ Parking was awarded a contract to manage the parking operations at Marlins Park, home of Major League Baseball’s Miami Marlins.  The parking operation consists of 5,300 parking spaces across four garages and seven surface lots, serving employees as well as game day attendees.  SP+ also will manage rideshare staging as well as vehicle and pedestrian traffic flow during home games and other special events.

  Recent hospitality wins include:
CopperWynd Resort & Club, Phoenix, AZ	Grand Hyatt, New York, NY
Residence Inn Denver City Center, Denver CO	Mansfield Hotel Valet, New York NY
Staybridge Suites Denver Downtown, Denver, CO	Homewood Suites University City, Philadelphia, PA
Renaissance Plantation, Plantation, FL	St. Regis Bahia Beach Resort, Rio Grande, PR
Essex Hotel, Chicago, IL	Westin Irving Convention Center, Irving, TX
Hilton Minneapolis Valet, Minneapolis, MN

2019 Outlook

The Company affirms its previously provided guidance on all measures.

GAAP Measures:

  Reported net income attributable to SP Plus is expected to be in the range of $46 - $49 million
  Reported EPS is expected to be in the range of $2.05 to $2.15 per share
  Net cash provided by operating activities is expected to be in the range of $54 - $68 million

Non-GAAP Measures:

  Adjusted net income attributable to SP Plus is expected to be in the range of $58 - $61 million
  Adjusted EPS is expected to be in the range of $2.56 to $2.66 per share
  EBITDA is expected to be in the range of $110 - $120 million
  Adjusted EBITDA is expected to be in the range of $111 - $121 million
  Free cash flow is expected to be in the range of $40 - $50 million

This outlook contemplates an effective book and cash tax rate of approximately 27% and approximately 22.8 million fully-diluted shares outstanding.  This guidance does not contemplate any additional acquisitions, business dispositions, or asset sales outside of the normal course of business.

Conference Call

The Company's quarterly earnings conference call will be held at 8:00 a.m. (Central Time) on May 2, 2019, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 23,000 employees and operates in hundreds of cities across North America. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and its event/large venue group provides a wide range of event logistics services. Bags offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

You should not construe the information on those websites to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the SP Plus website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2019 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences; ability to preserve client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at a reasonable cost; risk that insurance reserves are inadequate; losses not covered by insurance; risks relating to the Company’s acquisition strategy; risks associated with management type contracts and lease type contracts; deterioration in general economic and business conditions or changes in demographic trends; information technology disruption, cyber-attacks, cyber-terrorism and security breaches; risks due to the Company’s substantial indebtedness, including failure to comply with credit facility covenants or meet payment obligations which may accelerate repayment of the Company’s indebtedness; adverse litigation judgments or settlements; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; weather conditions, natural disasters, and military or terrorist attacks could disrupt business; seasonal fluctuations; goodwill impairment charges or impairment of long-lived assets; risk that state and municipal government clients sell or enter into long-term lease type contracts with the Company’s competitors or clients for parking-related assets; lack of availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds; the impact of Federal health care reform; adverse changes in tax laws or rulings; risks associated with joint ventures; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: (i) restructuring, acquisition and integration related costs, including costs incurred to evaluate acquisitions; (ii) non-routine settlements; (iii) the amortization of acquired intangible assets; (iv) the impact of non-routine asset sales or dispositions; (v) the net loss or gains and the financial results related to sold businesses; (vi) the equity in income or losses from investment in unconsolidated entities; and (vii) non-routine tax items. Pre-tax adjustments are tax affected at a statutory tax rate of 26% for 2018 and 27% for 2019, for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities. Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results. The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to non-controlling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets

(millions, except for share and per share data)	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Cash and cash equivalents	$23.7	$39.9
Notes and accounts receivable, net	156.2	150.7
Prepaid expenses and other	14.4	17.2
Total current assets	194.3	207.8
Leasehold improvements, equipment and construction in progress, net	40.2	40.3
Right-of-use assets	481.0	—
Other assets
Advances and deposits	4.0	4.2
Other intangible assets, net	162.2	166.0
Favorable acquired lease contracts, net	—	17.6
Equity investments in unconsolidated entities	9.9	9.8
Other assets, net	19.0	17.3
Deferred taxes	14.2	14.6
Cost of contracts, net	4.7	9.2
Goodwill	585.7	585.5
Total other assets	799.7	824.2
Total assets	$1,515.2	$1,072.3
Liabilities and stockholders’ equity
Accounts payable	$103.3	$110.1
Accrued rent	15.7	23.5
Compensation and payroll withholdings	21.3	25.8
Property, payroll and other taxes	8.5	9.5
Accrued insurance	19.8	19.7
Accrued expenses	34.5	45.1
Short-term lease liabilities	123.0	—
Current portion of long-term obligations under credit facility and other long-term borrowings	13.3	13.2
Total current liabilities	339.4	246.9
Long-term borrowings, excluding current portion
Obligations under credit facility	358.3	360.9
Other long-term borrowings	12.4	12.6
	370.7	373.5
Long-term lease liabilities	369.7	—
Unfavorable acquired lease contracts, net	—	24.7
Other long-term liabilities	58.4	58.6
Total noncurrent liabilities	798.8	456.8
Stockholders’ equity
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized as of March 31, 2019 and December 31, 2018; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of March 31, 2019 and December 31, 2018; 22,853,588 and 22,783,976 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Treasury stock, at cost; 377,925 and 305,183 shares as of March 31, 2019 and December 31, 2018, respectively	(9.8)	(7.5)
Additional paid-in capital	258.0	257.7
Accumulated other comprehensive loss	(2.2)	(2.4)
Retained earnings	131.3	120.7
Total SP Plus Corporation stockholders’ equity	377.3	368.5
Noncontrolling interest	(0.3)	0.1
Total stockholders’ equity	377.0	368.6
Total liabilities and stockholders’ equity	$1,515.2	$1,072.3

SP Plus Corporation
Condensed Consolidated Statements of Income

	Three Months Ended
(millions, except for share and per share data) (unaudited)	March 31, 2019	March 31, 2018
Services revenue
Lease type contracts	$97.8	$99.5
Management type contracts	132.9	94.4
	230.7	193.9
Reimbursed management type contract revenue	178.7	172.9
Total services revenue	409.4	366.8
Cost of services
Lease type contracts	89.7	94.6
Management type contracts	87.8	59.9
	177.5	154.5
Reimbursed management type contract expense	178.7	172.9
Total cost of services	356.2	327.4
Gross profit
Lease type contracts	8.1	4.9
Management type contracts	45.1	34.5
Total gross profit	53.2	39.4
General and administrative expenses	27.1	22.3
Depreciation and amortization	7.2	4.0
Operating income	18.9	13.1
Other expenses (income)
Interest expense	5.0	2.1
Interest income	(0.1)	(0.1)
Equity in earnings from investment in unconsolidated entity	—	(10.1)
Total other expenses (income)	4.9	(8.1)
Earnings before income taxes	14.0	21.2
Income tax expense	3.1	5.3
Net income	10.9	15.9
Less: Net income attributable to noncontrolling interest	0.3	0.6
Net income attributable to SP Plus Corporation	$10.6	$15.3
Common stock data
Net income per common share
Basic	$0.47	$0.69
Diluted	$0.47	$0.68
Weighted average shares outstanding
Basic	22,509,050	22,308,694
Diluted	22,667,539	22,557,326

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	March 31, 2019	March 31, 2018
Operating activities
Net income	$10.9	$15.9
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	7.4	4.3
Net (accretion) amortization of acquired lease contracts	(1.4)	0.9
Loss on sale of equipment	—	0.1
Net equity in earnings of unconsolidated entities (net of distributions)	(0.1)	(0.2)
Gain on sale of equity method investment in unconsolidated entity	—	(10.1)
Amortization of debt issuance costs	0.1	0.1
Amortization of original discount on borrowings	0.1	0.1
Non-cash stock-based compensation	0.4	0.6
Provisions for losses on accounts receivable	0.1	—
Deferred income taxes	0.5	0.1
Changes in operating assets and liabilities
Notes and accounts receivable	(5.7)	(14.2)
Prepaid assets	3.3	3.8
Other assets	38.3	—
Accounts payable	(6.8)	(5.1)
Accrued liabilities	(54.0)	2.1
Net cash used in operating activities	(6.9)	(1.6)
Investing activities
Purchase of leasehold improvements and equipment	(2.1)	(2.6)
Proceeds from sale of equipment and contract terminations	0.1	—
Proceeds from sale of equity method investee's sale of assets	—	19.3
Cost of contracts purchased	(1.2)	(0.2)
Net cash (used in) provided by investing activities	(3.2)	16.5
Financing activities
Payments on credit facility revolver	(124.0)	(77.3)
Proceeds from credit facility revolver	124.0	74.5
Payments on credit facility term loan	(2.8)	(5.0)
Payments on other long-term borrowings	(0.5)	(0.1)
Distribution to noncontrolling interest	(0.7)	(0.8)
Payments of debt issuance costs and original discount on borrowings	—	(0.1)
Repurchase of common stock	(2.3)	—
Net cash used in financing activities	(6.3)	(8.8)
Effect of exchange rate changes on cash and cash equivalents	0.2	(0.4)
(Decrease) increase in cash and cash equivalents	(16.2)	5.7
Cash and cash equivalents at beginning of year	39.9	22.8
Cash and cash equivalents at end of period	$23.7	$28.5
Supplemental disclosures
Cash paid during the period for
Interest	$4.5	$1.9
Income taxes, net	$1.6	$0.4

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended
	March 31, 2019	March 31, 2018
Gross profit
Gross profit, as reported	$53.2	$39.4
Other, rounding	—	—
Adjusted gross profit	$53.2	$39.4

General and administrative expenses
General and administrative expenses, as reported	$27.1	$22.3
Subtract: Restructuring, acquisition and integration costs	(1.0)	(1.2)
Other, rounding	0.1	(0.1)
Adjusted G&A	$26.2	$21.0

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$10.6	$15.3
Add: Restructuring, acquisition and integration costs	1.0	1.2
Subtract: Equity in earnings from investment in unconsolidated entity	—	(10.1)
Add: Amortization of acquired intangibles	3.8	1.3
Net tax effect of adjustments	(1.3)	2.0
Non-routine tax	(0.4)	—
Other, rounding	(0.1)	0.1
Adjusted net income attributable to SP Plus	$13.6	$9.8

Net income per share, as reported
Basic	$0.47	$0.69
Diluted	$0.47	$0.68

Adjusted net income per share
Basic	$0.60	$0.44
Diluted	$0.60	$0.43

Weighted average shares outstanding
Basic	22,509,050	22,308,694
Diluted	22,667,539	22,557,326

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Organic Gross Profit Growth
	Year-over-Year for Three months ended
	March 31, 2019	March 31, 2018
Total gross profit growth (decline)	35%	(3%)
Growth due to Bags Acquisition	25%	na
Organic gross profit growth (decline)	10%	(3%)

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)
	Three months ended
	March 31, 2019	March 31, 2018
Net income attributable to SP Plus, as reported	$10.6	$15.3
Add (subtract):
Income tax expense	3.1	5.3
Interest expense, net	4.9	2.0
Equity in earnings from investment in unconsolidated entity	—	(10.1)
Depreciation and amortization expense	7.2	4.0
Other, rounding	(0.1)	0.1
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$25.7	$16.6

Add: Restructuring, acquisition and integration costs	1.0	1.2
Other, rounding	—	0.1
Adjusted EBITDA	$26.7	$17.9

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)
	Three months ended
	March 31, 2019	March 31, 2018
Net cash (used in) operating activities	($6.9)	($1.6)
Net cash (used in) provided by investing activities	(3.2)	16.5
less: Proceeds from sale of business or equity method investee's sale of assets, net (a)	—	(19.3)
Distribution to noncontrolling interest	(0.7)	(0.8)
Effect of exchange rate changes on cash and cash equivalents	0.2	(0.4)
Other, rounding	—	—
Free cash flow	($10.6)	($5.6)

(a) Net of cash income taxes paid

SP Plus Corporation
Commercial Division Locations (1)
	March 31, 2019	December 31, 2018	March 31, 2018
Leased facilities	621	628	636
Managed facilities	2,546	2,514	2,671
Total facilities	3,167	3,142	3,307

(1) The Company is presenting location data for the Commercial Division only. All prior periods have been modified to represent the Commercial Division only.

SP Plus Corporation
Supplemental Financial Information - Reconciliation of forward-looking adjusted measures to their comparable GAAP measures

	2019 Outlook	Per Share
Net income attributable to SP Plus, as reported	Approximately $46 - $49 million	$2.05 to $2.15
plus: Integration costs, after tax	Approximately $0.7 million	Approximately $0.03
plus: Amortization of acquired intangible assets, after tax	Approximately $11 million	Approximately $0.48
Adjusted net income attributable to SP Plus	Approximately $58 - $61 million	$2.56 - $2.66

Net income attributable to SP Plus, as reported	Approximately $46 - $49 million
plus: Income tax expense	Approximately $17 - $20 million
plus: Interest expense, net	Approximately $18 - $20 million
plus: Amortization of acquired intangibles	Approximately $15 million
plus: Depreciation and amortization, other	Approximately $14 - $16 million
EBITDA, as reported	Approximately $110 - $120 million
plus: Integration costs	Approximately $1 million
Adjusted EBITDA	Approximately $111 - $121 million

Net cash from operating activities (1)	Approximately $54 - $68 million
less: Capital expenditures, net	Approximately $12 - $15 million
less: Distributions to non-controlling shareholders	Approximately $2 - $3 million
Free cash flow	Approximately $40 - $50 million

(1) Includes anticipated $1MM cash used for integration-related costs

Contacts:
G Marc Baumann                   ICR/Rachel Schacter
(312) 274-2199                        (646) 277-1243
mbaumann@spplus.com       rachel.schacter@icrinc.com